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                               [MW&E LETTERHEAD]


                                                                     EXHIBIT 5.1




                                             August 18, 1997


USA Waste Services, Inc.
First City Tower
1001 Fannin, Suite 4000
Houston, Texas 77002

        Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the above-referenced registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 4,961,539 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of USA Waste Services, Inc., a Delaware corporation ("USA Waste").

        We have acted as special counsel to USA Waste in connection with the proposed merger (the "Merger") of Riviera Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of USA Waste ("Acquisition") with and into United Waste Systems, Inc., a Delaware corporation ("United"), pursuant to an Agreement and Plan of Merger, dated as of April 13, 1997, by and among USA Waste, Riviera and United (the "Merger Agreement"). Pursuant to the Merger Agreement and the terms of the Indenture (the "Indenture") dated as of June 5, 1996 between United and Bankers Trust Company, as trustee (the "Trustee"), relating to the 4-1/2% Convertible Subordinated Notes due June 1, 2001 of United (the "Notes"), USA Waste and United have agreed to execute a Supplemental Indenture with the Trustee (the "Supplemental Indenture") to cause the Notes to be convertible, upon consummation of the Merger, into shares of Common Stock of USA Waste.

        In arriving at the opinion expressed below, we have examined the Registration Statement, the Indenture, the Supplemental Indenture, the Restated Certificate of Incorporation of USA Waste, as amended, the Bylaws of USA Waste and such other

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USA Waste Services, Inc.
August 18, 1997
Page 2

documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of USA Waste as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of USA Waste and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

        We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon conversion of the Notes will when issued in accordance with the terms of the Indenture, as supplemented and amended by the Supplemental Indenture, be validly issued, fully paid and non-assessable.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ McDermott, Will & Emery
                                                -----------------------------
                                                McDermott, Will & Emery